Exhibit 99.1

Contacts:	Jeffrey C. Benzing	Robin Yim
	Chief Administrative Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS SECOND QUARTER RESULTS

SAN JOSE, Calif., July 13, 2009—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its second quarter ended June 27, 2009. Net sales for the second quarter of 2009 were $119.2 million, up $20.3 million or 20.5 percent from first quarter 2009 net sales of $98.9 million, and down $138.5 million or 53.7 percent from second quarter 2008 net sales of $257.7 million. The net loss for the second quarter of 2009 was $50.0 million, or $0.52 per diluted share, $16.4 million less than first quarter 2009 net loss of $66.4 million, or $0.69 per diluted share, and $47.6 million more than second quarter 2008 net loss of $2.4 million, or $0.02 per diluted share.

Second quarter 2009 results of operations include $15.9 million in charges primarily related to the reductions in workforce and the scaling back of our CMP operations. Second quarter 2009 net loss without those items was $39.3 million, or $0.41 per diluted share. Excluding certain charges, first quarter 2009 net loss was $45.5 million, or $0.47 per diluted share, and second quarter 2008 net income was $6.2 million, or $0.06 per diluted share. A reconciliation of pro forma operating results to U.S. generally accepted accounting principles (“GAAP”) is included below.

Bookings in the second quarter of 2009 were $111.2 million, up $33.4 million or 42.9 percent from first quarter 2009 bookings of $77.8 million. Second quarter 2009 shipments of $120.0 million were up by $27.9 million or 30.2 percent from $92.1 million reported for the first quarter of 2009. Deferred revenue at the end of the second quarter of 2009 was $43.8 million, an increase of $3.6 million or 8.9 percent from $40.2 million at the end of the first quarter of 2009.

Cash, cash equivalents, and short-term investments as of June 27, 2009 were $476.3 million, a decrease of $21.4 million or 4.3 percent from the first quarter 2009 ending balance of $497.7 million. Long-term investments and restricted cash and cash equivalents as of June 27, 2009 were $223.4 million, an increase of $19.0 million or 9.3 percent from the first quarter 2009 ending balance of $204.4 million.

Richard S. Hill, Chairman and Chief Executive Officer said, “While we have seen a rebound in orders off of historically low levels and are encouraged by increased customer activity, we remain determined to continue improving operating leverage and efficiency. We are making the structural changes required to return to profitability before historical normalized industry conditions are restored.”

Management uses non-GAAP measures to evaluate operating performance. The presentation of net income (loss) excluding certain charges and the discussion of revenue on a shipments basis are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We present net income (loss) on a pro forma basis, excluding certain charges, because we believe this helps both management and investors to assess the operating performance of our business by comparing it to prior periods on a more consistent basis. A reconciliation between our GAAP and non-GAAP results is provided below. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) our continued focus on improving operating leverage and efficiency; (ii) our plan to make structural changes required to return to profitability before historical normalized industry conditions are restored; and (iii) other matters discussed in this news release that are not purely historical data. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to (i) unexpected manufacturing and production complications impacting our ability to leverage our cost effective technology; (ii) our inability to sufficiently reduce our cost structure and successfully execute our consolidation initiatives in a timely manner; and (iii) other risks indicated in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 27, 2009	March 28, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$119,208	$98,913	$257,740	$218,121	$572,453
Cost of sales	88,202	73,175	146,777	161,377	316,550

Gross profit	31,006	25,738	110,963	56,744	255,903
%	26.0%	26.0%	43.1%	26.0%	44.7%
Operating expenses:
Selling, general and administrative	46,128	42,789	62,530	88,917	122,859
Research and development	39,341	36,015	59,815	75,356	117,155
Restructuring charges	2,921	313	—	3,234	—

Total operating expenses	88,390	79,117	122,345	167,507	240,014
%	74.1%	80.0%	47.5%	76.8%	41.9%

Income (loss) from operations	(57,384)	(53,379)	(11,382)	(110,763)	15,889
%	(48.1)%	(54.0)%	(4.4)%	(50.8)%	2.8%
Other income, net	2,906	1,296	4,916	4,202	6,025

Income (loss) before income taxes	(54,478)	(52,083)	(6,466)	(106,561)	21,914
Provision for (benefit from) income taxes	(4,470)	14,309	(4,081)	9,839	8,770

Net income (loss)	$(50,008)	$(66,392)	$(2,385)	$(116,400)	$13,144

Net income (loss) per share:
Basic	$(0.52)	$(0.69)	$(0.02)	$(1.21)	$0.13

Diluted	$(0.52)	$(0.69)	$(0.02)	$(1.21)	$0.13

Shares used in basic per share calculation	96,472	96,193	98,202	96,336	99,429

Shares used in diluted per share calculation	96,472	96,193	98,202	96,336	100,131

NOVELLUS SYSTEMS, INC.

RECONCILIATION OF NET INCOME (LOSS),

EXCLUDING CERTAIN CHARGES (1)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 27, 2009	March 28, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net income (loss) excluding certain charges (2):	$(39,265)	$(45,515)	$6,209	$(84,780)	$22,076
Reductions in workforce	(7,592)	(1,731)	(3,405)	(9,323)	(4,023)
Impairment of inventory and evaluation systems	(4,867)	—	(6,426)	(4,867)	(6,426)
Write down of certain research and development assets	(543)	—	(3,761)	(543)	(3,761)
Restructuring charges (3)	(2,921)	(313)	—	(3,234)	—

Total charges	(15,923)	(2,044)	(13,592)	(17,967)	(14,210)
Tax effect of the above charges	5,180	602	4,998	5,782	5,278
Charge due to California tax law change	—	(19,435)	—	(19,435)	—

Net income (loss)	$(50,008)	$(66,392)	$(2,385)	$(116,400)	$13,144

Net income (loss) per diluted share excluding certain charges:	$(0.41)	$(0.47)	$0.06	$(0.88)	$0.22
Reductions in workforce	(0.08)	(0.02)	(0.03)	(0.10)	(0.04)
Impairment of inventory and evaluation systems	(0.05)	—	(0.06)	(0.05)	(0.06)
Write down of certain research and development assets	(0.01)	—	(0.04)	(0.01)	(0.04)
Restructuring charges	(0.03)	(0.01)	—	(0.03)	—
Tax effect of the above charges	0.06	0.01	0.05	0.06	0.05
Charge due to California tax law change	—	(0.20)	—	(0.20)	—

Net income (loss) per diluted share	$(0.52)	$(0.69)	$(0.02)	$(1.21)	$0.13

(1)	The reconciliation of net income (loss), excluding certain charges is not in accordance with or an alternative for GAAP and may be different from similar measures presented by other companies.
(2)	For the three months ended June 27, 2009, there are charges of $7.6 million in cost of sales, $4.5 million in selling, general and administrative, $0.9 million in research and development and $2.9 million in restructuring charges. For the six months ended June 27, 2009, there are charges of $7.8 million in cost of sales, $6.1 million in selling, general and administrative, $0.9 million in research and development, $3.2 million in restructuring charges and $19.4 million in the provision for (benefit from) income taxes.

For the three months ended March 28, 2009, there are charges of $0.1 million in cost of sales, $1.8 million in selling, general and administrative, $0.1 million in research and development and $19.4 million in the provision for (benefit from) income taxes.

For the three months ended June 28, 2008, there are charges of $6.5 million in cost of sales, $2.8 million in selling, general and administrative and $4.3 million in research and development. For the six months ended June 28, 2008, there are charges of $6.5 million in cost of sales, $2.9 million in selling, general and administrative and $4.8 million in research and development.

(3)	Restructuring charges relate to changes in the estimated sublease income over the remaining lease term for facility exit activities recorded in prior years.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 27, 2009	December 31, 2008
	(Unaudited)	*
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$476,298	$470,888
Accounts receivable, net	96,314	144,330
Inventories	163,718	213,305
Restricted cash and cash equivalents	—	116,819
Deferred taxes and other current assets	70,410	97,260

Total current assets	806,740	1,042,602
Property and equipment, net	256,576	271,866
Non-current restricted cash and cash equivalents	137,792	2,883
Long-term investments	85,615	91,873
Goodwill	125,980	126,073
Intangible and other assets	88,713	102,230

Total assets	$1,501,416	$1,637,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$139,201	$177,531
Deferred profit	13,267	14,784
Current debt obligations	1,859	112,907

Total current liabilities	154,327	305,222
Long-term debt obligations	111,221	—
Long-term income taxes payable	30,145	29,778
Other liabilities	48,050	55,745

Total liabilities	343,743	390,745

Shareholders’ equity:
Common stock	1,179,877	1,158,637
Retained earnings (accumulated deficit) and accumulated other comprehensive loss	(22,204)	88,145

Total shareholders’ equity	1,157,673	1,246,782

Total liabilities and shareholders’ equity	$1,501,416	$1,637,527

*	The December 31, 2008 condensed consolidated balance sheet was derived from our audited consolidated financial statements.